Exhibit 99.1

Westlake Corporation Appoints New Directors to its Board

HOUSTON, February 23, 2026 – Westlake Corporation (NYSE: WLK) announced that Mr. Bhavesh V. “Bob” Patel and Mr. Jean-Marc Gilson, the President and Chief Executive Officer of the Company, have been elected to the company’s board of directors, effective February 20, 2026.

“We are very pleased to welcome Bob to our board,” said Westlake Corporation Executive Chairman Albert Chao. “He brings a wealth of experience and in-depth knowledge of the chemicals and building materials industries and adds to the already deep expertise our board has in this area. We are also pleased to welcome Jean-Marc to the board in recognition of his continued leadership of the company. His presence on the board is expected to further enhance communication and strategic alignment between management and the board.”

Mr. Patel, age 59, served as President of Standard Industries until June 2024, having been elevated to that role in April 2023 from W.R. Grace & Co., a Standard Industries subsidiary that he joined as Chief Executive Officer in January 2022. From January 2015 to January 2022, Mr. Patel served as Chief Executive Officer of LyondellBasell Industries NV. He joined LyondellBasell in March 2010 and, prior to becoming Chief Executive Officer, held several senior leadership roles within the company, including Senior Vice President and subsequently Executive Vice President of Olefins & Polyolefins – Europe, Asia & International and Technology. Mr. Patel began his career at Chevron Corporation and Chevron Phillips Chemical Company, where over approximately 20 years he held a number of senior roles, including leadership positions based in both Singapore and the United States. He has served on the Board of Directors of Air Products Chemicals, Inc. since January 2025 and the Board of Directors of the Federal Reserve Bank of Dallas’ Houston Branch since January 2021. Previously, Mr. Patel served on the Board of Directors of Halliburton Company from January 2021 to May 2025 and the Board of Directors of Union Pacific Corporation from February 2017 to May 2021. Mr. Patel received a bachelor’s of science degree in chemical engineering from The Ohio State University and an M.B.A from Temple University.

About Westlake

Westlake is a global manufacturer and supplier of materials and innovative products that enhance life every day. Headquartered in Houston, with operations in Asia, Europe and North America, we provide the building blocks for vital solutions — from housing and construction, to packaging and healthcare, to automotive and consumer. For more information, visit the company’s web site at www.westlake.com.

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